EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                          1995          1996          1997
                                      -----------  -------------  ------------
Net loss per common share:. . . . .   $      (.31)  $      (.31)  $      (.94)
                                      ============  ============  ============
Weighted average shares outstanding:     9,407,000    14,795,000    16,667,719
                                      ============  ============  ============